Filed Pursuant to Rule 424(b)(3)
Registration No. 333-133652

HEALTHCARE TRUST OF AMERICA, INC.
(formerly Grubb & Ellis Healthcare REIT, Inc.)

SUPPLEMENT NO. 10 DATED AUGUST 24, 2009
TO THE PROSPECTUS DATED DECEMBER 3, 2008

This document supplements, and should be read in conjunction with, our prospectus dated December 3, 2008, as supplemented by Supplement No. 4 dated April 21, 2009, Supplement No. 5 dated May 27, 2009, Supplement No. 6 dated July 10, 2009, Supplement No. 7 dated July 17, 2009, Supplement No. 8 dated August 5, 2009, and Supplement No. 9 dated August 19, 2009, relating to our offering of 221,052,632 shares of our common stock. The purpose of this Supplement No. 10 is to disclose:

•	the status of our initial public offering;

•	the change of our company’s name;

•	the transition of our dealer manager to Realty Capital Securities, LLC; and

•	an amended subscription agreement

Status of our Initial Public Offering

As of August 14, 2009, we had received and accepted subscriptions in our initial public offering for 119,844,426 shares of our common stock, or approximately $1,195,481,773, excluding shares issued under our distribution reinvestment plan. As of August 14, 2009, approximately 80,155,574 shares remained available for sale to the public under our initial public offering, excluding shares available under our distribution reinvestment plan. This offering will expire upon the earlier of September 20, 2009, or the date on which the maximum offering has been sold, unless extended pursuant to SEC Rule 415 under the Securities Act of 1933, as amended, for up to an additional 180 days.

Change of our Company’s Name

On August 24, 2009, we changed the name of our company from “Grubb & Ellis Healthcare REIT, Inc.” to “Healthcare Trust of America, Inc.”

The change of our name is in connection with our transition to self-management. As previously disclosed, we now consider our company to be self-managed. Our advisory agreement with Grubb & Ellis Healthcare REIT Advisor, LLC, our current advisor, and Grubb & Ellis Realty Investors, LLC expires on September 20, 2009 and will not be renewed.

Transition of our Dealer Manager

As previously disclosed, Grubb & Ellis Securities, Inc. will cease serving as dealer manager for this offering as of the end of the day on August 28, 2009. Effective August 29, 2009, Realty Capital Securities, LLC will begin serving as the dealer manager for this offering. Our dealer manager agreement with Realty Capital Securities is substantially the same as the dealer manager agreement with Grubb & Ellis Securities.

Amended Subscription Agreement

In connection with our transition to Realty Capital Securities as our dealer manager, we will begin using the Subscription Agreement attached to this Supplement No. 10 as Exhibit A.

Exhibit A

HTA
Healthcare Trust of America

SUBSCRIPTION AGREEMENT INSTRUCTIONS TO INVESTORS

FOR INITIAL OFFERING

Any persons desiring to subscribe for shares of common stock (the "shares") in Healthcare Trust of America, Inc. (the "Company") should carefully read and review the Prospectus, as supplemented to date, and if he/she/they desire(s) to subscribe for shares, complete the Subscription Agreement/Signature Page that follows these instructions. Follow the appropriate instructions listed below for the indicated section. Please print in ballpoint pen or type the information.

AN INVESTMENT IN HEALTHCARE TRUST OF AMERICA, INC. CANNOT BE COMPLETED UNTIL AT LEAST FIVE (5) BUSINESS DAYS AFTER THE DATE THE INVESTOR RECEIVED THE PROSPECTUS.

(1) **INVESTMENT**		A minimum initial investment of $1,000 (100 shares) is required. **A check for the full purchase price of the shares subscribed for should be made payable to the order of "Healthcare Trust of America, Inc."** Shares may be purchased only by persons meeting the standards set forth under the section of the Prospectus entitled **"Suitability Standards."** (Certain states have imposed special financial suitability standards as set forth in the Prospectus.) All additional investments in the Company must be in increments of $100 (10 shares). If additional investments in the Company are made, you will need to complete an Additional Subscription Agreement Form with the exact name in which the original purchase was made. The investor(s) agree(s) to notify the Company and the broker-dealer or Registered Investment Advisor (RIA) named on the Subscription Agreement/Signature Page in writing if at any time he/she/they fail(s) to meet the applicable suitability standards or he/she/they is/are unable to make any other representations or warranties set forth in the Prospectus or the Subscription Agreement. The investor(s) acknowledge(s) that the broker-dealer named on the Subscription Agreement/Signature Page may receive a commission not to exceed 7.0% of any such additional investments in the Company.
(2) **NON-CUSTODIAL OWNERSHIP**		**FOR NON-CUSTODIAL OWNERSHIP ACCOUNTS, PLEASE MAIL THE COMPLETE AND EXECUTED SUBSCRIPTION AGREEMENT/SIGNATURE PAGE AND YOUR CHECK MADE PAYABLE TO HEALTHCARE TRUST OF AMERICA, INC.** MAIL TO: Healthcare Trust of America, Inc. c/o DST Systems Inc. PO Box 219108 Kansas City, MO 64121-9108 OVERNIGHT TO: Healthcare Trust of America, Inc. c/o DST Systems Inc. 430 W. 7th St. Kansas City, MO 64105
(3) **CUSTODIAL OWNERSHIP**		**FOR CUSTODIAL OWNERSHIP ACCOUNTS, SUBSCRIPTION AGREEMENT/SIGNATURE PAGE MUST BE COMPLETED, EXECUTED AND SENT TO THE CUSTODIAN.** Check the appropriate box to indicate the type of entity that is subscribing. Note: Pension or Profit Sharing Plans appear under Non-Custodial Ownership as well as Custodial Ownership. Check Non-Custodial Ownership if the plan has a trustee; check Custodial Ownership if the plan has a custodian. If you check the Individual Ownership box and you wish to designate a Transfer on Death beneficiary, you must fill out the included Transfer on Death Form (T.O.D.) in order to effect the designation. Enter the exact name of the custodian and mailing address. If this is an additional purchase by a qualified plan, please use the same exact plan name as the previous investment.
	(3)a	The custodian must complete this box by entering its custodian Tax ID number (for tax purposes), the custodian account number and name of custodian.
(4) **INVESTOR INFORMATION REQUIRED**	(4)a	For non-custodial ownership accounts, enter the exact name in which the shares are to be held. For multiple investors, enter the names of all investors. For custodial ownership accounts, enter "FBO" followed by the name of the investor.
	(4)b	Enter the home address, city, state and zip code of the investor. Note: Section 3 should contain the custodian's mailing address.
	(4)c	Enter an alternate address if different than the home address in item 4(b).
	(4)d	Enter the home telephone, business telephone, date of birth of investor **(required)** and joint investor, if applicable, or date of incorporation. Enter the social security number (SSN) of the investor**(required)** and joint investor, if applicable. The investor is certifying that the number iscorrect. For custodial accounts, enter the investor's socialsecurity number (for identification purposes). Enter Tax ID number, if applicable.
	(4)e	Check the appropriate box. If the investor(s)is/are a non-resident alien(s), he/she/they must apply to the Internal Revenue Service for an identification number via Form SS-4 for an individualor SS-5 for a corporation, and supply the number to the Company as soon asit is available. If a non-residentalien, the investor(s) mustsubmit an original of the appropriate W-8 Form(W-8BEN,W-8ECI, W-8EXP OR W-8IMY) inorder to make an investment Check ifthe investor or joint investor is an employee, an affiliate or a board member of the Company.

PAGE 1 OF 4

SUBSCRIPTION AGREEMENT INSTRUCTIONS TO INVESTORS

FOR INITIAL OFFERING

Any persons desiring to subscribe for shares of common stock (the "shares") in Healthcare Trust of America, Inc. (the "Company") should carefully read and review the Prospectus, as supplemented to date, and if he/she/they desire(s) to subscribe for shares, complete the Subscription Agreement/Signature Page that follows these instructions. Follow the appropriate instructions listed below for the indicated section. Please print in ballpoint pen or type the information.

AN INVESTMENT IN HEALTHCARE TRUST OF AMERICA, INC. CANNOT BE COMPLETED UNTIL AT LEAST FIVE (5) BUSINESS DAYS AFTER THE DATE THE INVESTOR RECEIVED THE PROSPECTUS.

(5) **DISTRIBUTION OPTIONS**	Check the appropriate box to have the distributions mailed to the address of record, the address that is located in Section 4. Check the box to participate in the Distribution Reinvestment Plan. If you are reinvesting, you are reinvesting your entire cash distribution. If the investor(s) prefer(s) direct deposit of cash distributions to an account or address other than as set forth in the Subscription Agreement, check the preferred option and complete the required information. For Automated Clearing House (ACH), indicate whether it is a checking or savings account, and enter the name of the institution/individual, mailing address, ABA number and account number. A voided check must be enclosed if it is a checking account. If it is a savings account, please obtain written verification of the routing and account numbers from the bank. AUTOMATED CLEARING HOUSE (ACH): I (we) hereby authorize Healthcare Trust of America, Inc. (the "Company") to deposit distributions from my (our) common stock of the Company into the account listed in Section 5 of the Subscription Agreement/Signature Page. I (we) further authorize the Company to debit my (our) account noted in Section 5 of the Subscription Agreement/Signature Page in the event that the Company erroneously deposits additional funds into my (our) account to which I am (we are) not entitled, provided that such debit shall not exceed the original amount of the erroneous deposit. In the event that I (we) withdraw funds erroneously deposited into my (our) account before the Company reverses such deposit, I (we) agree that the Company has the right to retain any future distributions to which I am (we are) entitled until the erroneously deposited amount is recovered by the Company.
(6) **SIGNATURES**	The Subscription Agreement/Signature Page must be signed/initialed and dated by the investor(s); and if applicable, the trustee or custodian.
(7) **BROKER-DEALER OR REGISTERED INVESTMENT ADVISOR (RIA)**	This Section is to be completed and executed by the Registered Representative or Registered Investment Advisor (RIA). If there are more than one Registered Representative or RIA, all Registered Representatives and RIAs must complete and execute Section 7. Please complete all BROKER-DEALER information contained in Section 7 including suitability certification (state of sale). The Subscription Agreement/Signature Page, which has been delivered with the Prospectus, together with a check for the full purchase price should be delivered or mailed to your BROKER-DEALER. Only original, completed copies of the Subscription Agreement/Signature Page can be accepted. A photocopied or otherwise duplicated Subscription Agreement/Signature Page cannot be accepted by the Company. Check the box to indicate whether this subscription was solicited or recommended by a RIA or broker-dealer whose agreement with the investor includes a fixed or "wrap" fee feature for advisory and related brokerage services, and, accordingly, may not charge the regular selling commission. No sales commissions are paid on these accounts. This box must be checked in order for such investor(s) to purchase shares net of the selling commissions.

NOTICE TO STOCKHOLDERS

The shares of the common stock of Healthcare Trust of America, Inc. (the "Company") are subject to restrictions on transfer. In addition, the Company has the authority to issue shares of stock of more than one class. Upon the request of any stockholder, and without charge, the Company will furnish a full statement of the information required by Section 2-211 of the Maryland General Corporation Law with respect to (1) certain restrictions on ownership and transferability of the Company's common stock and (2) the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of the shares of each class of stock which the Company has authority to issue, the differences in the relative rights and preferences between the shares of each series to the extent set, and the authority of the Board of Directors to set such rights and preferences of subsequent series. Such requests must be made to the Secretary of the Company at its principal office.

ACCEPTABLE FORMS OF PAYMENT

1. Wire transfers
2. Pre-printed personal checks
3. Cashier's checks over $10,000
4. Business checks when applied to company/corporate account
5. Trust checks for trust accounts
6. Custodial checks for IRA accounts
7. Checks endorsed from other investment programs will be accepted if they meet the minimum investment requirement.

WE CANNOT ACCEPT: Money orders, cashier's checks for $10,000 or less, temporary (not pre-printed) checks or third party checks. If you need to verify whether a form of payment is acceptable, please call our Investor Services Department at 888-801-0107.

PLEASE NOTE: Because of our anti-money laundering policies, if the investor's name used in this Subscription Agreement/Signature Page does not match the Payor printed on the check, we may request documents or other evidence as we may reasonably require in order to correlate the investor's name to the Payor on the check.

PAGE 2 OF 4

HTA
Healthcare Trust of America

SUBSCRIPTION AGREEMENT/SIGNATURE PAGE

FOR INITIAL OFFERING

IF YOU NEED FURTHER ASSISTANCE IN COMPLETING THIS SUBSCRIPTION AGREEMENT/SIGNATURE PAGE, PLEASE CALL INVESTOR SERVICES AT 888-801-0107.

(1) INVESTMENT

☐ Initial Investment ☐ Additional Investment (Subscription Agreement or Additional Subscription Form must be completed) ☐ NAV Purchase @ $ ________ per share (NAV Form must be attached)

Please make investment check payable to: **Healthcare Trust of America, Inc.**

NUMBER OF SHARES ____ , ____ x $10.00 = TOTAL INVESTED ____ , ____ , ____

Minimum initial investment = 100 shares or $1,000
Minimum additional investment = 10 shares or $100

(2) NON-CUSTODIAL OWNERSHIP

☐ Individual — One signature required & initial
☐ Joint Tenants with Right of Survivorship — All parties must sign & initial
☐ Tenants in Common — All parties must sign & initial
☐ Community Property — All parties must sign & initial
☐ Pension or Profit Sharing Plan — Trustee or custodian signature required
☐ Trust — Trustee or Grantor signature(s) and copy of trust document required — DATE ESTABLISHED ________
  ☐ Currently Revocable
  ☐ Irrevocable
☐ Company or Corporation — Authorized signature and Corporate resolution required
☐ Uniform Gift to Minors Act or the Uniform Transfers to Minors Act — Custodian signature required
☐ Partnership — Authorized signature required
☐ Other: ________ SPECIFY

(3) CUSTODIAL OWNERSHIP

Send ALL paperwork directly to the custodian

☐ Traditional IRA ☐ Roth IRA ☐ Keogh ☐ Simplified Employee Pension/Trust (S.E.P.) ☐ Qualified Pension or Profit Sharing Plan ☐ Non- Qualified Custodial Account

NAME OF TRUST OR BUSINESS ENTITY

NAME OF CUSTODIAN OR TRUSTEE

MAILING ADDRESS

CITY STATE ZIP CODE

BUSINESS PHONE ___ - ___ - ___

SECTION (3)a

CUSTODIAN/TRUST/BUSINESS ENTITY TAX ID # ___ - ___ ACCOUNT #

NAME OF CUSTODIAN OR OTHER ADMINISTRATOR

(4) INVESTOR INFORMATION REQUIRED

SECTION (4)a

NAME OF INVESTOR OR TRUSTEE (REQUIRED) ☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ________

NAME OF JOINT INVESTOR ☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ________

REQUIRED

INVESTOR DATE OF BIRTH (MM-DD-YYYY) __ - __ - ____ JOINT INVESTOR DATE OF BIRTH (MM-DD-YYYY) __ - __ - ____ INVESTOR TAX ID# ___ - ___ - ___

INVESTOR SSN ___ - __ - ____ JOINT INVESTOR SSN ___ - __ - ____

SECTION (4)b

HOME ADDRESS (REQUIRED) NO P.O. BOXES

CITY STATE ZIP CODE

E-MAIL ADDRESS

SECTION (4)c

ALTERNATE ADDRESS

CITY STATE ZIP CODE

SECTION (4)d

HOME PHONE (REQUIRED) ___ - ___ - ___ BUSINESS PHONE ___ - ___ - ___ EXTENSION

SECTION (4)e Please indicate Citizenship Status (REQUIRED)

☐ U.S. Citizen ☐ Resident Alien ☐ Non-Resident Alien* ☐ Employee, Affiliate or Board Member

*If non-resident alien, investor must submit the appropriate W-8 form **(W-8BEN, W-8ECI, W-8EXP or W-8IMY)** in order to make an investment.

PAGE 3 OF 4

☐ Mail to Street Address (4b)

☐ Distribution Reinvestment Plan
Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvest the entire cash distribution

☐ Distributions Directed to:

☐ Mail to Alternate Address (4c)

☐ Via Electronic Deposit (ACH)
Complete information below. See ACH Language in Section 5 of the instructions.
☐ **Checking** (must endorse voided check)
☐ **Savings** (verification from bank must be provided)

(5) DISTRIBUTION OPTIONS

NAME OF BANK, BROKERAGE FIRM OR INDIVIDUAL

DISTRIBUTION MAILING ADDRESS

CITY | STATE | ZIP CODE

BANK ABA# **(FOR ACH ONLY)** | ACCOUNT#

MUST ENCLOSE A VOIDED CHECK IF IT IS A CHECKING ACCOUNT

(6) SIGNATURES

Under penalty of perjury, by signing this Signature Page, I am (we are) hereby certify (a) I (we) have provided herein my (our) correct Taxpayer Identification Number, (b) I am (we are) not subject to backup withholding as a result of failure to report all interest or dividends, or the Internal Revenue Service has notified me that I (we) am no longer subject to backup withholding, and (c) I am (we are) am a U.S. Citizen unless I (we) have indicated otherwise in Section 4. Each investor must separately sign and initial each representation made in the subscription agreement. Except in the case of fiduciary accounts, the investor may not grant any person a power of attorney to make such representation on his or her behalf.

INITIALS INITIALS **(A)** All investors except those that are residents of the state of Minnesota acknowledge receipt, not less than five (5) business days prior to the signing of this subscription agreement, of the prospectus of the company relating to the shares, wherein the terms and conditions of the offering of the shares are described, including among other things, the restrictions on ownership and transfer of shares, which require, under certain circumstances that a holder of shares shall give written notice and provide certain information to the company.

INITIALS INITIALS **(B)** I (we) represent that I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $150,000 or (ii) a net worth (as described above) of at least $45,000 and had during the last tax year or estimate that I (we) will have during the current tax year a minimum of $45,000 annual gross income, or that I (we) meet the higher suitability requirements imposed by the state of primary residence as set forth in the Prospectus under "Suitability Standards."

INITIALS INITIALS **(C)** I (we) understand that I (we) will not be admitted as a stockholder until my (our) investment has been accepted. Depositing of my (our) check alone does not constitute acceptance. The acceptance process includes, but is not limited to, reviewing a subscription agreement for completeness and signatures, conducting an Anti-Money Laundering check as required by the USA Patriot Act and depositing of funds.

INITIALS INITIALS **(D)** I (we) acknowledge that the shares are not liquid, there is no current market for the shares and the stockholder(s) may not be able to sell the securities.

INITIALS INITIALS **(E)** I (we) represent that I am (we are) purchasing the shares for my (our) own account; or, if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), then I (we) represent that I (we) have due authority to execute the Subscription Agreement/Signature Page and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s). The trustee(s) or authorized agent(s) agree to indemnify Healthcare Trust of America, Inc. and its affiliates, and to hold them harmless from and against all liabilities as a result of claims, demands or judgments against them arising from any transactions in reliance on this Subscription Agreement/Signature Page.

INITIALS INITIALS **(F)** I (we) represent that I am (we are) not a person(s) with whom dealing by U.S. Persons is (are) prohibited under any Executive Order or federal regulation administered by the U.S. Treasury Department's Office of Foreign Asset Control.

INITIALS INITIALS **(G)** I (we) acknowledge that if the investor name or registration used in this Subscription Agreement/ Signature Page does not correspond exactly to the Payor printed on the check, I (we) may request documents or other evidence as I (we) may reasonably require to correlate the Registration to the Payor on the check.

BY SIGNING THIS AGREEMENT, YOU ARE NOT WAIVING ANY RIGHTS UNDER THE FEDERAL OR STATE SECURITIES LAWS.

X
SIGNATURE OF INVESTOR | DATE

X
SIGNATURE OF JOINT INVESTOR **(IF APPLICABLE)**

X
AUTHORIZED SIGNATURE **(Custodian or Trustee)**

MUST BE SIGNED AND SIGNATURE GUARANTEED BY CUSTODIAN(S) IF IRA, KEOGH OR QUALIFIED PLAN
(HEALTHCARE TRUST OF AMERICA, INC. AND ITS AFFILIATES DO NOT ACT AS IRA CUSTODIANS)

(7) BROKER-DEALER OR REGISTERED INVESTMENT ADVISOR (RIA)

TO BE COMPLETED BY REGISTERED REPRESENTATIVE OR RIA

The Registered Representative or RIA must sign below to complete the subscription. The Registered Representative or RIA warrants that he/she has reasonable grounds to believe this investment is suitable for the subscriber as set forth in the section of the Prospectus entitled "SUITABILITY STANDARDS" and that he/she has informed the subscriber of all aspects of liquidity and marketability of this investment.

BROKER-DEALER OR RIA FIRM NAME **(REQUIRED)**

BROKER-DEALER OR RIA FIRM ADDRESS OR P.O. BOX

CITY | STATE | ZIP CODE

BUSINESS PHONE # **(REQUIRED)** ___ – ___ – ____ | FAX PHONE# ___ – ___ – ____

REGISTERED REPRESENTATIVE(S) OR ADVISOR(S) NAME(S) **(REQUIRED)** | REPRESENTATIVE#

REGISTERED REPRESENTATIVE OR ADVISOR ADDRESS OR P.O. BOX

CITY | STATE | ZIP CODE

BUSINESS PHONE# **(REQUIRED)** ___ – ___ – ____ | FAX# ___ – ___ – ____ | E-MAIL ADDRESS

REGISTERED INVESTMENT ADVISOR (RIA) NO SALES COMMISSIONS ARE PAID ON THESE ACCOUNTS.

☐ Check only if investment is made through the RIA in its capacity as an RIA and not in its capacity as a Registered Representative, if applicable, whose agreement with the investor includes a fixed or "wrap" fee feature for advisory and related brokerage services. If an owner or principal or any member of the RIA firm is a FINRA licensed Registered Representative affiliated with a broker-dealer, the transaction should be conducted through that broker-dealer, not through the RIA.

I hereby certify that I hold a Series 7 or Series 62 FINRA license and I am registered in the following state in which this sale was completed.

STATE
(REQUIRED)

X X
SIGNATURE(S) OF REGISTERED REPRESENTATIVE(S) OR ADVISOR(S) **(REQUIRED)** | DATE

X
SIGNATURE OF BROKER-DEALER OR RIA **(IF REQUIRED BY BROKER-DEALER)** | DATE

PAGE 4 OF 4

HTA
Healthcare Trust of America

WIRING INSTRUCTIONS

Effective: August 29, 2009

Thank you for choosing to invest in Healthcare Trust of America, Inc. For your convenience, listed below are the instructions for wiring funds for an investment held in Healthcare Trust of America, Inc.

Prior to wiring funds, please notify:
Our Money Desk via e-mail at **HTAWireDesk@dstsystems.com**
that funds will be sent via wire.

Please include the following information:

- Anticipated date of wire
- Amount of wire
- Investor's name
- Registered Representative's name, phone number, and broker/dealer name
- Name of the institution sending the wire

Please note our office must be in receipt of the subscription agreement prior to receiving the funds. If we receive the funds without a subscription agreement, we will be obligated to return the funds if we do not receive the subscription agreement within 24 hours.

Please follow the wiring instructions exactly as written without omitting any portion:

Wire Instructions for Healthcare Trust of America, Inc.

Bank:	UMB Bank, N.A.
Address:	1010 Grand Ave., Kansas City, MO 64106
ABA#:	1010-0069-5
DDA#:	987-187-9747
Account Name:	DST as Agent for Healthcare Trust of America, Inc.

If you have any questions, please do not hesitate to contact our Investor Services Department at 888-801-0107.

We look forward to serving your investment needs.

PAGE 1 OF 1

Questions regarding your account should be directed to the Investor Services Department at
888.801.0107

HTA
Healthcare Trust of America

OPTIONAL

TRANSFER ON DEATH FORM (T.O.D.)

TRANSFER OF DEATH INFORMATION

- A Transfer on Death (T.O.D.) designation transfers ownership of shares to the registered owner's beneficiary(ies) upon death; provided that Healthcare Trust of America, Inc. receives proof of death and other documentation it deems necessary or appropriate.
- Until the death of the account owner(s), the T.O.D. beneficiary(ies) has (have) no present interest in, or authority over, the T.O.D. account.
- A T.O.D. designation will be accepted only where shares are owned by a natural person and registered in that individual's name or by two or more natural persons as joint tenants with rights of survivorship.
- Accounts registered to trusts, corporations, charities, and other such entities may not declare a T.O.D. designation because they are considered perpetual. These entities, however, may be listed as a beneficiary on a T.O.D. for accounts registered to a natural person.
- A T.O.D. designation made by joint tenants with rights of survivorship does not take effect until the last of all multiple owners die. The surviving owners may revoke or change the T.O.D. designation at any time.
- If the beneficiary(ies) does (do) not survive the registered owner(s), the shares will be treated as belonging to the decedent's estate.
- A minor may be named as a beneficiary with a custodian.
- A T.O.D. designation and all rights related thereto shall be governed by the laws of the State of Missouri.
- A T.O.D. designation may be voided at any time by Healthcare Trust of America, Inc., in its sole discretion, if there is any doubt as to the validity or effectiveness of a T.O.D. designation.
- A T.O.D. designation will not be accepted from residents of Louisiana or Texas.

INVESTOR INFORMATION

#1. NAME OF REGISTERED OWNER **(exactly as name appears in the subscription agreement)**

#1. INVESTOR'S SSN ___ – __ – ____ #1. DAYTIME PHONE# ___ – ___ – ____ #1. STATE OF RESIDENCE

#2. NAME OF REGISTERED OWNER **(exactly as name appears in the subscription agreement)**

#2. INVESTOR'S SSN ___ – __ – ____ #2. DAYTIME PHONE# ___ – ___ – ____ #2. STATE OF RESIDENCE

TRANSFER OF DEATH DESIGNATION

I (we) authorize Healthcare Trust of America, Inc. to register all of my (our) shares of its common stock in beneficiary form, assigning ownership on my (our) death to my (our) beneficiary(ies). I understand that if more than one beneficiary is listed, the shares will be divided equally.

PRIMARY BENEFICIARY

FULL NAME

SSN ___ – __ – ____ OR TAX ID # __ – _______ DATE OF BIRTH (MM-DD-YYYY) __ – __ – ____

SECONDARY BENEFICIARY

FULL NAME

SSN ___ – __ – ____ OR TAX ID # __ – _______ DATE OF BIRTH (MM-DD-YYYY) __ – __ – ____

THIRD BENEFICIARY

FULL NAME

SSN ___ – __ – ____ OR TAX ID # __ – _______ DATE OF BIRTH (MM-DD-YYYY) __ – __ – ____

CUSTODIAN OF MINOR BENEFICIARY INFORMATION

FULL NAME

SSN ___ – __ – ____ OR TAX ID # __ – _______ DATE OF BIRTH (MM-DD-YYYY) __ – __ – ____

SIGNATURE

By signing below, I (we) authorize Healthcare Trust of America, Inc. to register all of my (our) shares of its common stock in T.O.D. form. The designation(s) will be effective on the date of receipt. Accordingly, I (we) here by revoke any beneficiary designation(s) made previously with respect to my (our) Healthcare Trust of America, Inc. shares. I (we) have reviewed the information set forth below. I (we) agree on behalf of myself (ourselves) and my (our) heirs, assigns, executors, administrators and beneficiaries to indemnify and hold harmless Healthcare Trust of America, Inc. and any and all of its affiliates, agents, successors and assigns, and their respective directors, managers, officers and employees, from and against any and all claims, liability, damages, actions and expenses arising directly or indirectly out of or resulting from the transfer of my (our) shares in accordance with this T.O.D. designation. I (we) further understand that Healthcare Trust of America, Inc. cannot provide any legal advice and I (we) agree to consult with my (our) attorney, if necessary, to make certain that the T.O.D. designation is consistent with my (our) estate and tax planning.

Sign exactly as the name(s) appear(s) in the Subscription Agreement/Signature Page. All registered owners must sign. This authorization form is subject to the acceptance of Healthcare Trust of America, Inc.

X ______________________ DATE ________

SIGNATURE OF PRIMARY INVESTOR OR CUSTODIAN OF A MINOR **(required)**

X ______________________ DATE ________

SIGNATURE OF JOINT INVESTOR **(if applicable)**

PAGE 1 OF 1

HTA Healthcare Trust of America

DIRECT DEPOSIT AUTHORIZATION

THIS SERVICE IS PROVIDED AT NO CHARGE

RETURN WITH A VOIDED CHECK (REQUIRED)

Mail To: Healthcare Trust of America, Inc.
c/o DST Systems, Inc.
PO Box 219108
Kansas City, MO 64121-9108

NAME OF REGISTERED OWNER

REGISTERED OWNER'S SSN ___ - __ - ____ OR REGISTERED OWNER'S TAX ID# __ - _______

CHECK ONE

☐ New Authorization ☐ Change of Information

BANK NAME

ACCOUNT NAME (IF DIFFERENT FROM REGISTERED OWNER)

ACCOUNT NUMBER

Attach voided check here

CHECK ONE

☐ Checking Account ☐ Savings Account

ABA ROUTING NUMBER (REQUIRED)

Any Bank
Any Street, Anytown
Tel: (001) 555-5555
LAYOUT MAY VARY
MEMO
123456789 0001 000123456789
ABA Routing #
Check #
Account #

BANK MAILING ADDRESS

CITY

STATE

ZIP CODE

BANK TELEPHONE NUMBER ___ - ___ - ____

PLEASE NOTE: Healthcare Trust of America, Inc. must be in receipt of this form 30 days prior to the distribution payment date . This authorization will supercede any previous distribution instructions.

Healthcare Trust of America, Inc. is authorized to deposit my (our) distribution directly into the account specified on this form. The authority will remain in force until I (we) have given written notice that I (we) have terminated it, or until Healthcare Trust of America, Inc. has notified me (us) that this deposit service has been terminated. In the event that Healthcare Trust of America, Inc. deposits funds erroneously into my (our) account, they are authorized to debit my (our) account for an amount not to exceed the amount of the erroneous deposit.

X

SIGNATURE

DATE

X

JOINT INVESTOR SIGNATURE

DATE

E-MAIL ADDRESS (required to receive notification of direct deposit)

NOTE: Direct Deposit is not available for investments made through IRAs or qualified accounts.

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Questions regarding your account should be directed to the Investor Services Department at

888.801.0107